Exhibit 99.1

FOR IMMEDIATE RELEASE

ASPEN INSURANCE HOLDINGS REPORTS
FIRST QUARTER 2008 RESULTS

•	Book value per share of $29.22, up 23.7% versus Q1 2007 and up 4.5% from Q4 2007

•	Net Income of $81.2 million versus $121.9 million in Q1 2007

•	Net income per share of $0.85 versus $1.27 in Q1 2007

•	Net investment income of $39.1 million, down 42.1% from Q1 2007 due to the performance of funds of hedge funds

•	Combined ratio of 85.4% for Q1 2008 versus 79.4% in Q1 2007

•	Annualized ROE of 12.8% versus 22.9% in Q1 2007

HAMILTON, BERMUDA, April 30, 2008 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported that for the first quarter of 2008 net income after tax was $81.2 million or $0.85 per share versus $121.9 million and $1.27 per share for the first quarter of 2007. The combined ratio was 85.4%, compared to 79.4% in the same quarter last year. The annualized return on average equity was 12.8%, down from 22.9% in the first quarter of 2007, and book value per share increased 23.7% to $29.22 when compared to the first quarter of 2007.

For the quarter, net income per share would be $0.16 higher at $1.01 per share if losses associated with the investment in funds of hedge funds were excluded. The $1.01 per share compares to $1.18 per share in Q1 2007. On this basis the Q1 2008 annualized ROE would be 15.3% versus an equivalent figure of 21.2% for Q1 2007.

First Quarter Financial Highlights
($ in millions, except per share amounts and percentages)
(Unaudited)

	Q1 2008	Q1 2007	Change
Gross written premium	$596.2	$636.5	(6.3)%
Net earned premium	$391.6	$439.0	(10.8)%
Net investment income	$39.1	$67.5	(42.1)%
Net income after tax	$81.2	$121.9	(33.4)%
Net income per share	$0.85	$1.27	(33.1)%
Annualized return on average equity	12.8%	22.9%
Combined ratio	85.4%	79.4%
Book value per share	$29.22	$23.62	23.7%

Chris O’Kane, Chief Executive Officer said, ‘‘Book value per share at the end of the first quarter was $29.22, which is up 23.7% year-over-year and the eighth consecutive quarterly increase in book value. Underwriting results were strong with a combined ratio of 85.4%, which is well within our plan. As we anticipated, we wrote less business this quarter because of declines in rates. We continue to maintain our underwriting discipline. Cash flow from operating activities also remained strong at $163.5 million for the quarter, up 27%. However, net income and EPS were impacted by disappointing returns from our investment in funds of hedge funds.’’

Operating Highlights for Q1 2008

•	Gross written premium for the quarter was in-line with plan at $596.2 million, down 6.3% from Q1 2007.

•	Aspen established Syndicate 4711 at Lloyd’s, providing the Company with the benefit of Lloyd’s global licensing as well as its important distribution platform for many of the lines in which Aspen has strong leadership positions.

•	The first quarter combined ratio of 85.4% was achieved during a period of unusually high single risk losses, reflecting Aspen’s strong risk selection process.

•	Cash flows from operating activities increased to $163.5 million from $128.8 million in the first quarter of 2007. Assets under management increased to $6.0 billion at the end of the first quarter 2008 from $5.9 billion at the end of 2007.

Business Segment Highlights for Q1 2008

A summary of the operating highlights for each of Aspen’s four business segments is presented below.

Property Reinsurance Segment

The Property Reinsurance segment enjoyed a strong first quarter, recording a combined ratio of 63.4% compared with 69.1% last year. The industry has suffered a higher than anticipated number of medium to large sized single risk losses, the majority of which have not impacted Aspen. The improvement in the loss ratio for the segment from 41.8 % to 29.9% is due mainly to $13.6 million of reserve releases in the first quarter of 2008 compared with a strengthening of $7.8 million in the first quarter 2007. The current year reserve releases are attributable to a reduction in loss estimates associated with the U.K. floods in June 2007 and a favorable settlement on a prior year loss.

Casualty Reinsurance Segment

Casualty Reinsurance faced a challenging pricing environment and the combined ratio increased from 84.6% in the first quarter of 2007 to 94.9%. The adverse movement in the combined ratio was impacted by reserve releases which were $7.7 million less than Q1 2007, at $14.3 million and slightly higher than anticipated profit commissions.

International Insurance Segment

The International Insurance segment reported a combined ratio of 95.5% compared with 82.7% last year. Gross written premium increased by 7.6% to $199.3 million reflecting the contribution of new teams, which has improved the diversification of our portfolio. The loss ratio increased from 55.4% to 65.0% impacted by a satellite loss and lower reserve releases this quarter compared to the first quarter of 2007.

U.S. Insurance Segment

The U.S. Insurance operation continues its rebuilding phase against the backdrop of a highly competitive pricing environment. The combined ratio has increased for the segment from 96.0% to 103.7% due mainly to a reduction in earned premium associated with the restructuring of the segment to enhance its long-term prospects. The loss ratio of 50.8% compares favorably with 59.6% for the prior period.

Investment Performance for Q1 2008

Net investment income declined from $67.5 million in the first quarter of 2007 to $39.1 million in 2008 primarily due to the performance of our funds of hedge funds which are equity accounted for in our net income.  Net investment income for the quarter also included a one-off negative accounting adjustment of $7.8 million relating to 2007. The funds of hedge funds investments have produced cumulative returns of more than 15% since April 2006, when the company initiated investing in them, and they remain an important component of Aspen’s investment diversification strategy.

Outlook for 2008

The Company expects that for the remainder of 2008 pricing will continue to soften but total Gross Written Premium and Net Earned Premium levels will remain within Aspen’s original guidance. On the investment side, market volatility and lower interest rates are expected to impact returns. As a result, 2008 guidance on investment income is revised to $250 million to $285 million, with fixed income and short-term investments expected to contribute $240 million to $255 million and funds of hedge funds expected to contribute $10 million to $30 million. Aspen expects to report an ROAE (return on average equity) in the range of 13.0% to 16.0% for 2008, assuming normal loss experience, reducing the top and bottom of the range of our original guidance by 1 percentage point.

Earnings conference call

Aspen will hold a conference call May 1st, 2008 at 8:30am (Eastern Time).

Dial-in: 888-459-5609 (toll-free domestic U.S.) or 973-321-1024 (international)

Conference ID: 40596535

Please call to register at least 10 minutes before the conference call begins.

The conference call will be webcast live in the ‘presentations’ section of the Investor Relations page of Aspen’s website. A detailed financial supplement has been posted to the website. A brief slide presentation will also available on the website and may be used for reference during the earnings call.

A replay of the call will be available for 10 days via telephone starting two hours following the end of the live call and can be accessed at 800-642-1687 (toll-free domestic U.S.) or 706-645-9291 (international); digital pin: 40596535. A replay will also be available for 10 days via Aspen’s website at www.aspen.bm.

For more information, please contact:

Investor Contact:
Aspen Insurance Holdings Limited
Tania Kerno, Head of Communications	T: +44 (0) 20 7184 8855
Noah Fields, Head of Investor Relations	T: +1 441-297-9382
European Press Contact:
Citigate Dewe Rogerson
Sarah Gestetner	T: +44 (0) 20 7282 2920
North American Press Contact:
Abernathy MacGregor
Eliza Johnson	T: +1 212-371-5999

Aspen Insurance Holdings Limited
Summary Consolidated Balance Sheet
($ in millions, except per share data)
(Unaudited)

(in US$ millions)	As at March 31, 2008	As at December 31, 2007
ASSETS
Total investments	$5,326.0	$5,227.3
Cash and cash equivalents	695.7	651.4
Reinsurance recoverables	276.0	304.7
Premiums receivables	796.7	680.1
Other assets	393.0	337.8
Total assets	$7,487.4	$7,201.3

LIABILITIES
Losses and loss adjustment expenses	$2,950.3	$2,946.0
Unearned premiums	930.1	757.6
Other payables	434.8	430.6
Long-term debt	249.5	249.5
Total liabilities	$4,564.7	$4,383.7

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	2,922.7	2,817.6
Total liabilities and shareholders’ equity	$7,487.4	$7,201.3

Book value per share	29.22	27.95
Diluted book value per share (treasury stock method)	28.48	27.08

Aspen Insurance Holdings Limited
Summary Consolidated Statements of Income
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended	Three Months Ended
(in US$ millions)	March 31, 2008	March 31, 2007
UNDERWRITING REVENUES
Gross written premiums	$596.2	$636.5
Premiums ceded	(76.6)	(81.4)
Net written premiums	519.6	555.1
Change in unearned premiums	(128.0)	(116.1)
Net earned premiums	391.6	439.0
UNDERWRITING EXPENSES
Losses and loss expenses	207.2	225.5
Acquisition expenses	76.4	77.7
General and administrative expenses	50.8	45.3
Total underwriting expenses	334.4	348.5
Underwriting income	57.2	90.5
OTHER OPERATING REVENUE
Net investment income	39.1	67.5
Interest expense	(3.9)	(4.2)
Total other operating revenue	35.2	63.3
Other income (expense)	(2.2)	(7.3)
OPERATING INCOME BEFORE TAX	90.2	146.5
OTHER
Net realized exchange gains (losses)	4.3	5.5
Net realized investment gains (losses)	1.0	(4.8)
INCOME BEFORE TAX	95.5	147.2
Income taxes	(14.3)	(25.3)
NET INCOME AFTER TAX	81.2	121.9
Dividends paid on ordinary shares	(12.9)	(13.2)
Dividends paid on preference shares	(6.9)	(6.9)
Retained income	$61.4	$101.8
Components of net income (after tax)
Operating income	$76.0	$120.6
Net realized exchange gains (losses) (after tax)	4.3	5.5
Net realized investment gains (losses) (after tax)	0.9	(4.2)
NET INCOME AFTER TAX	$81.2	$121.9

Aspen Insurance Holdings Limited
Summary Consolidated Financial Data
($ in millions, except share, per share data and ratios)
(Unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Basic earnings per ordinary share
Net income adjusted for preference share dividend	$0.87	$1.31
Net income adjusted for preference share dividend excluding net income or losses from other investments accounted for by the equity method	$1.04	$1.21
Operating income adjusted for preference dividend	$0.81	$1.29
Diluted earnings per ordinary share
Net income adjusted for preference share dividend	$0.85	$1.27
Net income adjusted for preference share dividend excluding net income or losses from other investments accounted for by the equity method	$1.01	$1.18
Operating income adjusted for preference dividend	$0.79	$1.26
Combined ratio	85.4%	79.4%

Aspen Insurance Holdings Limited
Summary Consolidated Segment Information
($ in millions except ratios)
(Unaudited)

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Gross written premiums
Property Reinsurance	$184.2	$192.1
Casualty Reinsurance	182.1	223.3
International Insurance	199.3	185.3
U.S. Insurance	30.6	35.8
Total	$596.2	$636.5

Premiums ceded
Property Reinsurance	$8.8	$15.0
Casualty Reinsurance	2.1	6.7
International Insurance	57.3	45.4
U.S. Insurance	8.4	14.3
Total	$76.6	$81.4

Net written premiums
Property Reinsurance	$175.4	$177.1
Casualty Reinsurance	180.0	216.6
International Insurance	142.0	139.9
U.S. Insurance	22.2	21.5
Total	$519.6	$555.1

Net earned premiums
Property Reinsurance	$127.0	$153.4
Casualty Reinsurance	94.7	106.4
International Insurance	150.2	146.8
U.S. Insurance	19.7	32.4
Total	$391.6	$439.0

Underwriting profit
Property Reinsurance	$46.5	$47.4
Casualty Reinsurance	4.8	16.4
International Insurance	6.6	25.4
U.S. Insurance	(0.7)	1.3
Total	$57.2	$90.5

Combined ratio
Property Reinsurance	63.4%	69.1%
Casualty Reinsurance	94.9%	84.6%
International Insurance	95.5%	82.7%
U.S. Insurance	103.7%	96.0%
Total	85.4%	79.4%

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Ireland, the United States, the United Kingdom, and Switzerland. For the three months ended March 31, 2008, Aspen reported gross written premiums of $596.2 million, net income of $81.2 million and total assets of $7.5 billion. For more information about Aspen, please visit www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Aspen’s earnings conference call will contain, written or oral ‘‘forward-looking statements’’ within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as ‘‘expect,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe,’’ ‘‘project,’’ ‘‘anticipate,’’ ‘‘seek,’’ ‘‘will,’’ ‘‘estimate,’’ ‘‘may,’’ ‘‘continue,’’ ‘‘guidance,’’ and similar expressions of a future or forward-looking nature.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the impact of deteriorating credit environment created by the sub-prime crisis and global credit crunch; a decline in the value of our investment portfolio or a rating downgrade of the securities in our portfolio; changes in the total industry losses resulting from Hurricanes Katrina, Rita and Wilma and any other events, and the actual number of Aspen’s insureds incurring losses from these events; with respect to events such as Hurricanes Katrina, Rita and Wilma, Aspen’s reliance on loss reports received from cedants and loss adjustors, Aspen’s reliance on industry loss estimates and those generated by modeling techniques, the impact of these events on Aspen’s reinsurers, any changes in Aspen’s reinsurers’ credit quality, the amount and timing of reinsurance recoverables and reimbursements actually received by Aspen from its reinsurers and the overall level of competition and the related demand and supply dynamics as contracts come up for renewal; the impact that our future operating results, capital position and rating agency and other considerations have on the execution of any capital management initiatives; the impact of any capital management activities on our financial condition; the impact of acts of terrorism and related legislation and acts of war; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events than our underwriting, reserving or investment practices have anticipated; evolving interpretive issues with respect to coverage as a result of Hurricanes Katrina, Rita and Wilma and any other events such as the U.K. floods; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; the effectiveness of Aspen’s loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage, which may affect our decision to purchase such coverage; the reliability of, and changes in assumptions to, catastrophe pricing, accumulation and estimated loss models; loss of key personnel; a decline in our operating subsidiaries’ ratings with Standard & Poor’s, A.M. Best Company or Moody’s Investors Service; changes in general economic conditions including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the number and type of insurance and reinsurance contracts that we wrote at the January 1st and other renewal periods in 2008 and the premium rates available at the time of such renewals within our targeted business lines; increased competition on the basis of pricing, capacity, coverage terms or other factors; decreased demand for Aspen’s insurance or reinsurance products and cyclical downturn of the industry; changes in governmental regulations, interpretations or tax laws in jurisdictions where Aspen conducts business; proposed and future changes to insurance laws and regulations, including with respect to U.S. state- and other government-sponsored reinsurance funds and primary insurers; Aspen or its Bermudian subsidiary becoming subject to income taxes in the United States or the United Kingdom; the effect on insurance markets, business practices and relationships of ongoing litigation, investigations and regulatory activity by the New York State Attorney General’s office and other authorities concerning contingent commission arrangements with brokers and bid solicitation activities. For a more detailed description of these uncertainties and other factors, please see the ‘‘Risk Factors’’ section in Aspen’s Annual Reports on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 29, 2008. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain ‘‘non-GAAP financial measures’’ as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(1)    Annualized Operating Return on Average Equity (‘‘Operating ROAE’’) is a non-GAAP financial measure. Annualized Operating Return on Average Equity 1) is calculated using operating income, as defined below and 2) excludes from average equity, the average after-tax unrealized appreciation or depreciation on investments and the average after-tax unrealized foreign exchange gains or losses and the aggregate value of the liquidation preferences of our preference shares. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) on foreign exchange is the result of exchange rate movements between the U.S. dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance (nor is it likely to be realized). Therefore, Aspen believes that excluding these unrealized appreciations (depreciations) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.

Aspen presents Operating ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 or a reconciliation of average equity.

(2)    Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.

Aspen excludes after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 25 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(3)    Net income excluding net income or losses from other investments accounted for by the equity method is a non-GAAP financial measure. This is an internal performance measure used by Aspen in the management of its operations and represents net income adjusted for preference share dividends excluding after-tax net income or losses from investments accounted for using the equity method.

Aspen excludes net income or loss from investments accounted for using the equity method from its calculation of net income because the amount of these gains or losses are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing net income excluding net income or losses for other investments accounted for by the equity method enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Net income excluding net income or losses for other investments accounted for by the equity method should not be viewed as a substitute for GAAP net income. Please see above and page 26 of Aspen’s financial supplement for a reconciliation of net income excluding net income or losses for other investments accounted for by the equity method income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.

(4)    Diluted book value per ordinary share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share because it takes into account the effect of dilutive securities; therefore, Aspen believes it is a better measure of calculating shareholder returns than book value per share. Please see page 24 of Aspen’s financial supplement for a reconciliation of diluted book value per share to basic book value per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.bm.